UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 30, 2007
CALPINE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-12079	77-0212977
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)
50 West San Fernando Street, San Jose, California 95113
717 Texas Avenue, Houston, Texas 77002
(Addresses of principal executive offices and zip codes)
Registrant’s telephone number, including area code: (408) 995-5115
(Former name or former address if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 — ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
     On July 30, 2007, Calpine Corporation (“Calpine”), on behalf of itself and its U.S. subsidiaries, entered into a Settlement Agreement, effective as of July 24, 2007, with certain of its Canadian subsidiaries (the “Canadian Debtors”) that are applicants in insolvency proceedings pending in Canada (the “CCAA Proceedings”) and with HSBC Bank USA, National Association, as successor indenture trustee under the Indenture governing certain senior notes issued by Calpine Canada Energy Finance ULC (the “ULC1 Notes”) guaranteed by Calpine. The Settlement Agreement was entered into after both the Court of Queen’s Bench of Alberta, Judicial District of Calgary (the “Canadian Court”), in which the CCAA Proceedings are pending, and the U.S. Bankruptcy Court for the Southern District of New York (the “U.S. Bankruptcy Court”), in which Calpine’s Chapter 11 cases are pending, approved the terms of Calpine’s two previously disclosed proposed settlements with an ad hoc committee of holders of the ULC1 Notes and with the Canadian Debtors. The Settlement Agreement, a copy of which is filed as Exhibit 99.1 hereto, contains the terms of both such approved settlements. The below description of the material terms of the Settlement Agreement is qualified in its entirety by reference to such exhibit.
     The Settlement Agreement resolves all major cross-border issues, either by directly resolving claims and litigation, or establishing a process for resolving the issues not directly resolved by the Settlement Agreement. Under the terms of the Settlement Agreement, subject to completion of certain contingent events, discussed below, among other things, (a) $12.0 billion of claims in Calpine’s Chapter 11 cases pending in the U.S. Bankruptcy Court are replaced by one maximum $3.5 billion nominal claim in favor of the holders of the ULC1 Notes, which claim is capped at principal plus interest and costs (currently estimated at $2.3 billion); (b) the claim objection filed by Calpine and its U.S. subsidiaries that have filed for protection under Chapter 11 in the U.S. Bankruptcy Court (collectively with Calpine, the “U.S. Debtors”) in the Chapter 11 cases with respect to ULC1 Notes held by Calpine Canada Resources Company (“CCRC,” one of the Canadian Debtors) is withdrawn with prejudice; (c) the ULC1 Notes held by CCRC will be sold, and the proceeds will fund the settlement; (d) the U.S. Debtors’ potential claims to the proceeds from Calpine’s sale of the Saltend Energy Centre in July 2005 are waived; (e) the U.S. Debtors receive a ranking administrative charge in the CCAA Proceedings for $75 million, representing $90 million to the U.S. Debtors relating to the resolution of their claim objection with respect to the ULC1 Notes held by CCRC, net of $15 million to the Canadian Debtors in settlement of their fraudulent transfer action pending in the Canadian Court relating to contributions made to Greenfield Energy Centre LP in April 2005 (the “Greenfield Litigation”); (f) the Greenfield Litigation is dismissed with prejudice, and Calpine’s development of the Greenfield Energy Centre can proceed free of any claims by third parties or ownership interests of third parties; (g) all intercompany claims between the U.S. and Canadian Debtors are resolved and the amounts fixed, eliminating more than $841 million of unsecured claims from the U.S. Debtors’ claims register; (h) all “marker” claims (proofs of claim filed essentially as a “marker” to ensure that the creditor’s rights are preserved) by each set of debtors against the other, plus those filed by third parties, will be dismissed with prejudice; (i) a procedure has been agreed upon by which certain third-party claims filed in the CCAA Proceedings and the related guarantee claims filed in the Chapter 11 cases will be resolved; (j) these guarantee claims will be adjudicated in the Canadian Court but the interests of the U.S. Debtor estates will be protected by allowing the U.S. Debtors and their official committees standing in any such Canadian proceedings and the right to fully participate in any settlement or adjudication of these claims; (k) claims with respect to amounts owed under the indenture relating to certain senior notes issued by Calpine Canada Energy Finance II ULC, guaranteed by Calpine, which involve potential make whole issues, will be adjudicated in the U.S. Bankruptcy Court; (l) approximately $15 million in proceeds from the 2006 sale of Calpine subsidiary Thomassen Turbine Systems, B.V. (held in an escrow account since the sale), will be split evenly among the U.S. and Canadian Debtors.
     Application of the provisions of the Settlement Agreement is subject to the completion of certain contingent events, including (a) the sale by CCRC of the ULC1 Notes held by it and (b) the parties shall have complied with and performed certain covenants as set forth in the Settlement Agreement.

ITEM 9.01 — FINANCIAL STATEMENTS AND EXHIBITS.
     (d) Exhibits
99.1	Settlement Agreement dated as of July 24, 2007, by and between Calpine Corporation, on behalf of itself and its U.S. subsidiaries, Calpine Canada Energy Ltd., Calpine Canada Power Ltd., Calpine Canada Energy Finance ULC, Calpine Energy Services Canada Ltd., Calpine Canada Resources Company, Calpine Canada Power Services Ltd., Calpine Canada Energy Finance II ULC, Calpine Natural Gas Services Limited, 3094479 Nova Scotia Company, Calpine Energy Services Canada Partnership, Calpine Canada Natural Gas Partnership, Calpine Canadian Saltend Limited Partnership and HSBC Bank USA, National Association, as successor indenture trustee.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALPINE CORPORATION
By:	/s/ Charles B. Clark, Jr.
Charles B. Clark, Jr.
Senior Vice President and Chief Accounting Officer

Date: August 3, 2007

EXHIBIT INDEX

Exhibit	Description

99.1
Settlement Agreement dated as of July 24, 2007, by and between Calpine Corporation, on behalf of itself and its U.S. subsidiaries, Calpine Canada Energy Ltd., Calpine Canada Power Ltd., Calpine Canada Energy Finance ULC, Calpine Energy Services Canada Ltd., Calpine Canada Resources Company, Calpine Canada Power Services Ltd., Calpine Canada Energy Finance II ULC, Calpine Natural Gas Services Limited, 3094479 Nova Scotia Company, Calpine Energy Services Canada Partnership, Calpine Canada Natural Gas Partnership, Calpine Canadian Saltend Limited Partnership and HSBC Bank USA, National Association, as successor indenture trustee.